                                                                     EXHIBIT 23


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-80584 and Post-Effective Amendment No. 2 to Form S-8 No. 33-22875) pertaining to the Uno Restaurant Corporation 1987 Employee Stock Option Plan (Form S-8 No. 33-80586) pertaining to the Uno Restaurant Corporation 1989 Non-Qualified Stock Option Plan for Non-Employee Directors and (Form S-8 No. 33-80664) pertaining to the Uno Restaurant Corporation 1993 Non-Qualified Stock Option Plan for Non-Employee Directors of our report dated November 1, 1996, with respect to the consolidated financial statements of the Uno Restaurant Corporation included in the Annual Report (Form 10-K) for the year ended September 29, 1996.

Boston, Massachusetts
December 19, 1996